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                                                                   EXHIBIT 5


                           Kohlberg & Company, L.L.C.
                                111 Radio Circle
                               Mt. Kisco, NY 10549





                                January 19, 1999



ABT Building Products Corporation
One Neenah Center
Suite 600
Neenah, Wisconsin 54956

Louisiana-Pacific Corporation
111 S.W. Fifth Avenue
Portland, Oregon 97204

                        Re: TERMINATION OF FEE AGREEMENT

Ladies and Gentlemen:

                  Reference is hereby made to (i) that certain Fee Agreement (the "Fee Agreement"), dated as of October 20, 1992, between ABT Building Products Corporation, a Delaware corporation ("Company") and Kohlberg & Company, L.L.C. (formerly Kohlberg & Co., L.P.), a Delaware limited liability company ("KoCo"), and (ii) that certain Agreement and Plan of Merger (the "Merger Agreement"), dated as of January 19, 1999, by and among Louisiana-Pacific Corporation, a Delaware corporation ("Parent"), Striper Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and Company, pursuant to which Merger Sub will merge with and into Company (the "Merger").

                  Except as otherwise defined herein, terms used herein with initial capital letters have the respective meanings ascribed thereto in the Merger Agreement.

                  KoCo hereby elects to terminate the Fee Agreement, effective upon the purchase of Shares pursuant to the Offer. KoCo hereby agrees that, notwithstanding anything to the contrary contained in the Fee Agreement, all fees to which it would otherwise be entitled under Section 2 of the Fee Agreement in respect of the year in which such termination occurs shall be prorated on the basis of the number of days elapsed and remaining, respectively, in such year at the time of such termination. Nothing contained herein shall affect the survival of those provisions of the Fee Agreement which survive termination including without limitation the indemnity provision thereof.






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ABT Building Products Corporation
Louisiana Pacific Corporation
January 19, 1999
Page 2

                  If you are in agreement with the foregoing, please so indicate by executing the acceptance set forth below and returning a copy of this letter agreement to KoCo, whereupon this letter agreement shall be a binding agreement between KoCo, Company and Parent.

                                       Very truly yours,


                                       KOHLBERG & CO., L.P.
                                       KOHLBERG & KOHLBERG
                                       PARTNERS, L.L.C.


                                       By: __________________________
                                             Name:
                                             Title:

ACCEPTED AND AGREED:

ABT BUILDING PRODUCTS CORPORATION


By: _______________________________
      Name:
      Title:



LOUISIANA-PACIFIC CORPORATION



By: _______________________________
      Name:
      Title:







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